Tortoise Capital Resources Corp. Announces Sale of International Resource Partners LP

LEAWOOD, Kan. - March 6, 2011 - Tortoise Capital Resources Corp. (NYSE: TTO) today announced that one of its private portfolio companies, International Resource Partners LP (IRP), has entered into a definitive agreement to sell its partnership interests to James River Coal Company (NASDAQ: JRCC). This transaction is expected to close in the first half of 2011 subject to completion of various closing conditions.

TTO's portion of the initial sale proceeds is expected to be approximately $31.1 million in cash with an additional $2.1 million held in escrow for a period of up to 14 months. The release of escrow funds is contingent upon a number of factors, including coal reserves and outstanding regulatory items. TTO's last reported fair value for IRP as of Nov. 30, 2010 was approximately $28.2 million.

"While IRP had many strategic options, including becoming a publicly-traded MLP in time, we feel that the sale is in the best interests of IRP investors," said Tortoise Capital Resources President, Ed Russell. "We have been pleased with IRP's operational efforts and results, and its General Partner, Lightfoot Capital Partners, whose leadership was critical in providing investors with an attractive return."

TTO anticipates investing the proceeds of the sale of IRP in publicly traded MLPs and cash equivalents, pending being deployed in new qualifying investments and subject to limitations on publicly traded investments in the BDC structure. Additionally, TTO is seeking stockholder permission to deregister as a BDC so that it is not limited by BDC requirements on permissible investments and to provide flexibility in expanding its investment pool to include real assets. A proxy statement containing this and other proposals to be acted on at TTO's annual meeting has been filed with the SEC.

TTO's ability to maintain its current distribution level in future quarters will depend primarily upon improvements in operations and credit availability of its three remaining private investments.

On April 8, 2011, beginning at 1 p.m. Central, TTO will host its Annual Meeting during which it will discuss further its investment and ongoing distribution strategy. In connection with its Annual Meeting, the company will host a conference call. Participants should dial-in to 877-941-2333 approximately five to 10 minutes prior to the scheduled start time. The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com. Immediately prior to the Annual Meeting, the company will report its earnings results for its 1st fiscal quarter ended Feb. 28, 2011.

A replay of the call will be available beginning at 3:00 p.m. Central on April 8, 2011 and continuing until April 15, 2011, by dialing 800-406-7325. The replay access code is 4421399#. A replay of the webcast will also be available on the company's website at www.tortoiseadvisors.com through April 8, 2012.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors

Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of Feb. 28, 2011, the adviser had approximately $6.6 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney
Investor Relations
(866) 362-9331
pkearney@tortoiseadvisors.com